NEWS RELEASE
For Immediate Release

EMERITUS ANNOUNCES NEW BOARD MEMBER

SEATTLE, WA, March 8, 2011 - Emeritus Corporation (NYSE: ESC), a national provider of assisted living and memory care services to seniors, today announced the appointment of Mr. H. R. Brereton (Gubby) Barlow to its Board of Directors.

Mr. Barlow has served as the President and Chief Executive Officer of Premera Blue Cross since 2000.  Mr. Barlow joined Premera in 1997 as its Chief Financial Officer and was subsequently promoted to Executive Vice President and Chief Operating Officer.  Previously, he served as Senior Vice President and Chief Financial Officer of AHI Healthcare Systems, Inc., a primary and specialty care provider network and was Senior Vice President and Chief Financial Officer of Health Net, a subsidiary of Health Systems International, a health maintenance organization.  Mr. Barlow is a certified public accountant and was a partner with Deloitte & Touche, LLP.  Mr. Barlow currently serves on several boards of directors including Blue Cross Blue Shield Association, Seattle University College of Nursing Advisory Board, National Institute for Health Care Management, Premera Blue Cross, University of Washington Business School, and Washington Healthcare Forum.

Mr. Barlow’s appointment was effective March 7, 2011 and he will serve until formally elected at the next annual meeting of shareholders.

Mr. Dan Baty, Chairman of the Board, stated “We are pleased that Mr. Barlow has agreed to join the Board and we look forward to benefitting from the insight and perspective he has gained from his many years in the healthcare and public accounting sectors.”

About Emeritus

Emeritus Corporation is a national provider of senior living services.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 481 communities in 42 states representing capacity for approximately 42,800 units and approximately 49,900 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

Contact:	Media Contacts:
Investor Relations	Liz Brady	Sari Martin
(206) 298-2909	Liz.brady@icrinc.com	Sari.martin@icrinc.com
	646-277-1226	203-682-8345